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FOR IMMEDIATE RELEASE                         CONTACT: Cornelius T. Finnegan III
                                                       Senior Vice President and
                                                         General Counsel
                                                           203-629-3000

                            W.R. BERKLEY CORPORATION
               DECLARES DIVIDEND, ADOPTS SHAREHOLDER RIGHTS PLAN
                             AND AMENDS ITS BY-LAWS


            Greenwich, Connecticut May 11, 1999 -- W.R. Berkley Corporation (NASDAQ:BKLY) announced today that its Board of Directors had declared a regular quarterly cash dividend on its common stock of $.13 per share to be paid on July 1, 1999 to shareholders of record at the close of business on June 15, 1999.

            The Company announced that its Board of Directors had also adopted a Shareholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of the Company's common stock held as of the close of business on May 21, 1999. The Rights will expire on May 11, 2009.

            The Rights are intended to enable all of the Company's shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

            The Company also announced that its Board of Directors had adopted amendments to the Company's By-laws implementing notice procedures for stockholder proposals and for nominations for the election of directors to be considered at annual or special meetings.

            In a letter being sent to shareholders, William R. Berkley, Chairman of the Board of W.R. Berkley Corporation, said the Rights Plan is intended to protect the interests of the Company's shareholders in the event the Company is confronted with coercive or unfair takeover tactics. He noted that such tactics include "the acquisition in the open market or otherwise of shares constituting control without offering fair value to all shareholders or other coercive or unfair takeover tactics that could impair the Board's ability to represent shareholders' interests fully."

            Mr. Berkley stressed, however, that the Rights Plan "is not intended to prevent an acquisition of the Company on terms that your Board considers favorable and fair to, and in the best interests of, all shareholders, and will not do so. The Rights Plan is designed to deal with the serious problem of unilateral actions by hostile acquirors which are calculated to deprive the Company's Board of Directors and its shareholders of their ability to determine the destiny of the Company."

            Each Right will entitle shareholders, in certain circumstances, to buy one one-thousandth of a newly issued share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $120. The Rights will be exercisable and
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transferable apart from the Common Stock only if a person or group acquires beneficial ownership of 15% (or 25% in the case of William R. Berkley and his affiliates and associates and 21% in the case of Franklin Resources, Inc. and its affiliates and associates) or more of the common stock (such person or group, an "Acquiring Person") or commences a tender or exchange offer upon consummation of which such person or group would be an Acquiring Person. Each of William R. Berkley and Franklin Resources, Inc. (with certain affiliates and associates) presently owns beneficially more than 15% of the Company's outstanding common stock. Franklin Resources, Inc. reports beneficial ownership of shares of the Company's common stock that are owned by mutual funds or other managed accounts that are advised by its investment advisory subsidiaries.

            If any person becomes an Acquiring Person other than pursuant to an offer for all shares which is fair to and otherwise in the best interests of the Company and its shareholders, then each Right not owned by an Acquiring Person or certain related parties will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock (or, in certain circumstances as determined by the Board, cash, other property or other securities) having a value of twice the Right's exercise price. In addition, if, after any person has become an Acquiring Person, the Company is involved in a merger or other business combination transaction with another person in which its common stock is changed or converted, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock of such other person having a value of twice the Right's exercise price.

            The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until the tenth day (or a later date determined by the Board of Directors) following public announcement that a person or group has become an Acquiring Person.

            Details of the Shareholder Rights Plan are outlined in a summary of the Rights Plan which will be mailed to shareholders.

            W.R. Berkley Corporation is a holding company which, through its subsidiaries, operates in all segments of the property casualty insurance business. The operating units are grouped for management purposes into five segments according to market served: Regional Property Casualty Insurance, Reinsurance, Specialty Insurance, Alternative Markets and International.

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